STATE OF MICHIGAN
IN THE CIRCUIT COURT FOR THE COUNTY OF WAYNE

Peter Klamka, an individual,

Plaintiff,	KLAMKA, PETER v CATTLEMANS INC Hon. Michael F Sapala 07/06/2009
V. Cattleman's, Inc., a corporation, Defendants.	111191101116[1]141,1!.

Richard J. Klamka (P62145) Attorney for Plaintiff

1300 E. Lafayette, #905

Detroit, Michigan 48207

(734) 306-5291

ORDER FOR DEFAULT JUDGMENT

At a session of said court, held on

MAR 2 6 2010

PRESENT HON.	Michael F Sapala

On Friday, March 26, 2010, a hearing was conducted in open court on Plaintiff's Motion for Entry of Default Judgment. The Plaintiff was present through counsel and the Defendant failed to plead, appear or otherwise defend. Hon. Michael F. Sapala presided, and the Court being otherwise fully informed in the premises:

IT IS HEREBY ORDERED that Plaintiff, Peter Klamka shall be appointed Receiver of the Defendant, Cattleman's, Inc.

IT IS FURTHER ORDERED that Plaintiff, Peter Klamka shall be granted the full authority to conduct the affairs of the Defendant Cattleman's Inc., and that as Receiver, Plaintiff, Peter Klamka shall have full authority to exercise all of the powers of the Defendant, Cattleman's Inc., without bond or surety.

IT IS FURTHER ORDERED that Plaintiff, Peter Klamka shall have authority to exercise the powers of the Defendant, Cattleman's Inc. that are necessary to manage the affairs of the Defendant, Cattleman's Inc. in the best interests of the corporation, its shareholders and its creditors.

IT IS FURTHER ORDERED THAT this is a final order that resolves the last pending claim and closes this case.

IT IS SO ORDERED.

MICHAEL F. SAPALA

Circuit Court Judge

A TRUE COPY

CATHY M. GARRETT

WAYNE COUNTY CLERK

BY:   S/S C PATTERSON

DEPUTY CLERK